CINCINNATI FINANCIAL CORPORATION
P.O. BOX 145496
CINCINNATI, OH 45250-5496
(513) 870-2696

RESTRICTED STOCK UNIT AGREEMENT
SERVICE-BASED/RATABLE

PART I. AWARD INFORMATION

Participant Name:	Vesting Date Schedule:
Grant Date:	# units vest on [Date]
Grant Amount:	# units vest on [Date]
Grant Type:	# units vest on [Date]

        CINCINNATI FINANCIAL CORPORATION (the "Company") hereby grants to the associate identified below (the "Participant") a Restricted Stock Unit Award (the "Award") under the Company's 2016 Stock Compensation Plan (the "Plan") with respect to the number of Restricted Stock Units (the "Units") specified under Part I – Award Information ("Award Information") above, all in accordance with and subject to the provisions set forth in Part II--Terms and Conditions.

THIS AWARD IS SUBJECT TO FORFEITURE AS PROVIDED IN THIS RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

        By accepting this Award, the Participant acknowledges the receipt of a copy of this Restricted Stock Unit Agreement (including Part II -- Terms and Conditions) and a copy of the Prospectus and agrees to be bound by all the terms and provisions contained in them and in the Plan.

    IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of the Award Date specified below.

CINCINNATI FINANCIAL CORPORATION
By:
/S/
Title:

PART II. TERMS AND CONDITIONS

1.    Restricted Stock Units. Each Unit represents a hypothetical share of the Company's Common Stock (the "Shares"), and each Unit will at all times be equal in value to one Share. The Units will be credited to the Participant in an account established for the Participant and maintained by either the Company or its transfer agent. If and when Units vest as provided below, Shares in an amount equal to the number of vested Units will automatically be issued by crediting the Participant’s account.
2.    Restrictions. Subject to Sections 3 and 4 below, the restrictions on the Units specified in the Award Information shall lapse and such Unit shall vest on the vesting date set forth in the Vesting Date Schedule of Part I (each “Vesting Date”), provided the Participant remains an employee of the Company (or a subsidiary of the Company) during the entire period commencing on the Award Date set forth in Part I and ending on and including a Vesting Date (the “Restriction Period”). Upon vesting, one Share shall be issued with respect to each vested Unit.
3.    Participant Death or Disability During Restriction Period. In the event of the termination of the Participant’s employment with the Company (and with all subsidiaries of the Company) prior to a Vesting Date due to death or Disability all restrictions on the Units shall lapse, all of the Units shall become fully vested on the date of death or Disability, and one Share shall be issued with respect to each such vested Unit.
4.    Other Termination of Employment During Restriction Period. If the Participant's employment with the Company (and with all subsidiaries of the Company) is terminated for any reason other than death or Disability prior to the end of a Restriction Period, the Participant shall forfeit all rights to any Units (and to the related Shares) as to which a Vesting Date has not yet occurred. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Units.
5.    Shareholder Rights. The Participant shall not have the right to vote any Shares or to receive any cash dividends or dividend equivalents payable with respect to any Shares, or otherwise have any rights as a shareholder with respect to any Shares, unless and until the Shares have actually been issued to the Participant hereunder upon the vesting of Units as provided in this Agreement.
6.    Transfer Restrictions. This Award and the Units (until they vest pursuant to the terms hereof and Shares are issued with respect thereto) are non-transferable and may not be assigned, hypothecated or otherwise pledged, except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Units shall be forfeited.
7.    Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the vesting of this Award, as the case may be by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares that would otherwise be issuable upon any Units vesting or otherwise becoming subject to current taxation. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Shares on the first trading date prior to the vest date.
8.    Death of Participant. If any of the Units shall vest upon the death of the Participant, the Shares issued as a result of such vesting shall be registered in the name of the estate of the Participant except that, if the Participant has designated a beneficiary, the Shares shall be registered in the name of the designated beneficiary.

9.    Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Participant upon written request) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, the term “Disability” means permanent and total disability as determined under procedures established by the Company from time to time. In any case in which the existence of a “Disability” is uncertain under the applicable definition and procedures hereunder, a final and binding determination shall be made by the Committee in its sole discretion.